THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES OR “BLUE SKY LAWS,” AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED

Original Issue Date: _______ ___, 2007
Original Conversion Price (subject to adjustment herein): $0.25

$_______________

9% SENIOR SECURED CONVERTIBLE  DEBENTURE
DUE __________ ___, 20101

THIS DEBENTURE is one of a series of duly authorized and issued 9% Senior Secured Convertible Debentures of Healthcare Providers Direct, Inc. a Nevada corporation, having a principal place of business at 3371 Route One, Suite 200, Lawrenceville, New Jersey  08648 (the “Company”), designated as its 9% Senior Secured Convertible Debentures, due _________ ___, 2010 (the “Debenture(s)”).

FOR VALUE RECEIVED, the Company promises to pay to ________________________ or its registered assigns (the “Holder”), the principal sum of $_______________ on _________ ___, 2010 or such earlier date as the Debentures are required or permitted to be repaid as provided hereunder (the “Maturity Date”), and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture in accordance with the provisions hereof.  This Debenture is subject to the following additional provisions:

Section 1. Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Debenture: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Subscription Agreement, and (b) the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company, or (ii) a replacement at one time or within a three year period of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (iii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the Company or the successor entity of such transaction,or (iv) any sale, transfer or other disposition of all or substantially all of the assets of the Company in one or a series of related transactions, or ((v) the execution by the Company of an agreement to which the Company  is a party or by which it is bound, providing for any of the events set forth above in (i) through (v) above.

“Common Stock” means the common stock, $0.001 par value, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Date” shall have the meaning set forth in Section 4(a) hereof.

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Shares” means the shares of Common Stock issuable upon conversion or redemption of Debentures in accordance with the terms hereof.

“Effectiveness Period” shall have the meaning given to such term in the Subscription Agreement.

“Equity Conditions” shall mean, during the period in question, (i) the Company shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notice of Conversions, if any, (ii) all liquidated damages and other amounts owing in respect of the Debentures shall have been paid; (iii) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the Registrable Securities (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iv) the Common Stock is trading on the Trading Market and all of the Registrable Securities are listed for trading on a Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the Registrable Securities  issuable pursuant to the Transaction Documents, (vi) there is then existing no Event of Default or event which, with the passage of time or the giving of notice, would constitute an Event of Default, (vii) all of the Registrable Securities issued or issuable pursuant to the transaction proposed would not violate the limitations set forth in Section 4(c), and (viii) no public announcement of a pending or proposed Fundamental Transaction, Change of Control Transaction or acquisition transaction has occurred that has not been consummated.

“Event of Default” shall have the meaning set forth in Section 8.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Fundamental Transaction” shall have the meaning set forth in Section 5(e)(iii) hereof.

“Interest Conversion Rate” means the Conversion Price on the applicable interest payment date.

“Issuance Date” shall mean the date on which the Debenture is issued to the Holder.

 “Mandatory Prepayment Amount” for any Debentures shall equal the sum of (i) the greater of: (A) 120% of the principal amount of Debentures to be prepaid, plus all accrued and unpaid interest thereon, or (B) the principal amount of Debentures to be prepaid, plus all other accrued and unpaid interest hereon, divided by the Conversion Price on (x) the date the Mandatory Prepayment Amount is demanded or otherwise due or (y) the date the Mandatory Prepayment Amount is paid in full, whichever is less, multiplied by the VWAP on (x) the date the Mandatory Prepayment Amount is demanded or otherwise due or (y) the date the Mandatory Prepayment Amount is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Debentures.

“Monthly Conversion Period” shall have the meaning set forth in Section 6(a) hereof.

“Monthly Conversion Price” shall have the meaning set forth in Section 6(a) hereof.

“Monthly Redemption” shall mean the redemption of this Debenture pursuant to Section 6(a) hereof.

“Monthly Redemption Amount” shall mean, as to a Monthly Redemption, $______2.

“Monthly Redemption Date” means the 1st of each month, commencing on the 91st calendar day following the Original Issue Date and ending upon the full redemption of this Debenture.

“Monthly Redemption Notice” shall have the meaning set forth in Section 6(a) hereof.

“Monthly Redemption Notice Date” shall have the meaning set forth in Section 6(a) hereof.

“Monthly Redemption Notice Period” shall have the meaning set forth in Section 6(a) hereof.

“Monthly Redemption Share Amount” shall have the meaning set forth in Section 6(a) hereof.

“New York Courts” shall have the meaning set forth in Section 9(d).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Optional Redemption” shall have the meaning set forth in Section 6(b).

“Optional Redemption Amount” shall mean the sum of 110% of the principal amount of the Debenture then outstanding and all liquidated damages and other amounts due in respect of the Debenture.

“Optional Redemption Notice” shall have the meaning set forth in Section 6(b).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 6(b).

 “Original Issue Date” shall mean the date of the first issuance of the Debentures regardless of the number of transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debenture.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

           “Registrable Securities” shall have the meaning ascribed to such term in the Subscription Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Subscription Agreement, covering among other things the resale of the Conversion Shares and naming the Holder as a “selling stockholder” thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subscription Agreement” means the Subscription Agreement, dated as of July __, 2007, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Subsidiary” shall have the meaning given to such term in the Purchase Agreement.

“Threshold Period” shall have the meaning given to such term in Section 6(e).

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTC Bulletin Board.

 “Transaction Documents” shall mean the Subscription Agreement, the Debentures, the PPM, the Warrants, the Escrow Agreement, the Security Agreement and any other ancillary documents contemplated by the transactions described in such Transaction Documents.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by Purchasers holding a majority of the principal amount of Debentures then outstanding.

Section 2. Interest.

a)  Payment of Interest in Cash or Common Stock. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 9% per annum, payable semi-annually on June 30 and December 31, beginning on the first such date after the Original Issue Date, on each Conversion Date (as to that principal amount then being converted) and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) and on each Monthly Redemption Date (as to that principal amount then being redeemed) (each such date, an “Interest Payment Date”), in cash or shares of registered Common Stock at the Interest Conversion Rate (such shares, the “Interest Shares”), or a combination thereof; provided, however, payment in Interest Shares may only occur if during the 20 Trading Days immediately prior to the applicable Interest Payment Date (i) the Company shall have given the Holder notice in accordance with the notice requirements set forth below (ii) such Interest Shares to be delivered on the Interest Payment Date are registered at the time of issuance, (iii) at the time of issuance there are a sufficient number of registered shares to cover all Conversion Shares issuable pursuant to the Transaction Documents and (iv) the Common Stock is trading on the Trading Market and the Registrable Securities are listed for trading on a Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future).

b)  Company’s Election to Pay Interest in Common Stock.  Subject to the terms and conditions herein, the decision whether to pay interest hereunder in Interest Shares or cash shall be at the discretion of the Company.  Not less than 20 Trading Days prior to each Interest Payment Date, the Company shall provide the Holder with written notice of its election to pay interest hereunder either in cash or Interest Shares (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised).  Within 20 Trading Days prior to an Interest Payment Date, the Company’s election (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to such Interest Payment Date.  Subject to the aforementioned conditions, failure to timely provide such written notice shall be deemed an election by the Company to pay the interest on such Interest Payment Date in cash.

c)  Interest Calculations. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made.    Payment of interest in Interest Shares upon conversion of this Debenture shall otherwise occur pursuant to Section 4(d)(ii) and only for purposes of the payment of interest in shares upon conversion, the Interest Payment Date shall be deemed the Conversion Date.  Interest shall cease to accrue with respect to any principal amount converted, provided that the Company in fact delivers the Conversion Shares within the time period required by Section 4(d)(ii).  Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of Debentures (the “Debenture Register”). Except as otherwise provided herein, if at any time the Company pays interest partially in cash and partially in Interest Shares, then such payment shall be distributed ratably among the Holders based upon the principal amount of Debentures held by each Holder.

d)  Late Fee.  All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 16% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) (“Late Fee”) which will accrue daily, from the date such interest is due hereunder through and including the date of payment. Notwithstanding anything to the contrary contained herein, if on any Interest Payment Date the Company has elected to pay interest in Common Stock and is not able to pay accrued interest in the form of Common Stock because it does not then satisfy the conditions for payment in the form of Common Stock set forth above, then, the Company shall make a cash payment as required under this Section 2; provided, however, at the option of the Holder, the Company, in lieu of delivering either Interest Shares pursuant to this Section 2 or paying the regularly scheduled cash interest payment, shall deliver, within three Trading Days of each applicable Interest Payment Date, an amount in cash equal to the product of the number of Interest Shares otherwise deliverable to the Holder in connection with the payment of interest due on such Interest Payment Date and the highest VWAP during the period commencing on the Interest Payment Date and ending on the Trading Day prior to the date such payment is made.

e)  Prepayment.  Except as otherwise set forth in this Debenture, the Company may not prepay any portion of the principal amount of this Debenture without the prior written consent of the Holder.

Section 3.  Registration of Transfers and Exchanges.

a)  Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be made for such registration of transfer or exchange.

b)  Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c)  Reliance on Debenture Register. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.  Conversion.

a)  Voluntary Conversion. At any time after the Original Issue Date until this Debenture is no longer outstanding, this Debenture shall be convertible into shares of Common Stock at the option of the Holder, in whole or in part at any time and from time to time (subject to the limitations on conversion set forth in Section 4(c) hereof).  The Holder shall effect conversions by delivering to the Company the form of Notice of Conversion attached hereto as Annex A (a “Notice of Conversion”), specifying therein the principal amount of Debentures to be converted and the date on which such conversion is to be effected (a “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is provided hereunder.  To effect conversions hereunder, the Holder shall not be required to physically surrender Debentures to the Company unless the entire principal amount of this Debenture plus all accrued and unpaid interest thereon has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion.  The Holder and the Company shall maintain records showing the principal amount converted and the date of such conversions.  The Company shall deliver any objection to any Notice of Conversion within 1 Business Day of receipt of such notice.  In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

b)  Conversion Price.  The conversion price in effect on any Conversion Date shall be equal to $0.25 subject to adjustment as provided herein (the “Conversion Price”).

c)  Conversion Limitations; Holder’s Restriction on Conversion. The Company shall not effect any conversion of this Debenture, and a Holder shall not have the right to convert any portion of this Debenture, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such  Holder and  its Affiliates shall  include the number of shares  of  Common Stock issuable  upon conversion of this Debenture with respect to which  such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted principal amount of this Debenture beneficially owned by such Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company  subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Debentures or the Warrants) beneficially owned by such Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 4(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 4(c) applies, the determination of whether this Debenture is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of which principal amount of this Debenture is convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether this Debenture may be converted (in relation to other securities owned by such Holder together with any Affiliates) and which principal amount of this Debenture is convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.   For purposes of this Section 4(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Company’s most recent Form 10-QSB or Form 10-KSB, as the case may be; (B) a more recent public announcement by the Company; or (C) a more recent notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Debenture, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Debenture held by the Holder.  The Beneficial Ownership Limitation provisions of this Section 4(c) may be waived by such Holder, at the election of such Holder, upon not less than 61 days’ prior notice to the Company, to change the Beneficial Ownership Limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Debenture held by the Holder and the provisions of this Section 4(c) shall continue to apply.  Upon such a change by a Holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the Beneficial Ownership Limitation may not be further waived by such Holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Debenture.

d)  Mechanics of Conversion

i.  Conversion Shares Issuable Upon Conversion of Principal Amount.  The number of shares of Common Stock issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Debenture to be converted by (y) the Conversion Price.
i.

ii.  Delivery of Certificate Upon Conversion. Not later than three Trading Days after any Conversion Date, the Company will deliver to the Holder (A) a certificate or certificates representing the Conversion Shares which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of Debentures (including, if so timely elected by the Company, shares of Common Stock representing the payment of accrued interest) and (B) a bank check in the amount of accrued and unpaid interest (if the Company is required to pay accrued interest in cash). The Company shall, if available and if allowed under applicable securities laws, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

iii.  Failure to Deliver Certificates.  If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after a Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the principal amount of Debentures tendered for conversion.

iv.  Obligation Absolute; Partial Liquidated Damages.  If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(d)(ii) by the third Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day after 5 Trading Days after such damages begin to accrue) for each Trading Day after such third Trading Day until such certificates are delivered.  The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.  Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 herein for the Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit the Holders from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

v.  Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(d)(ii) by the third Trading Day after the Conversion Date, and if after such third Trading Day the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder anticipated receiving from the conversion at issue multiplied by (2) the actual sale price of the Common Stock at the time of the sale (including brokerage commissions, if any) giving rise to such purchase obligation and (B) at the option of the Holder, either reissue Debentures in principal amount equal to the principal amount of the attempted conversion or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its delivery requirements under Section 4(d)(ii).  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Debentures with respect to which the actual sale price of the Conversion Shares at the time of the sale (including brokerage commissions, if any) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000.  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.  Notwithstanding anything contained herein to the contrary, if a Holder requires the Company to make payment in respect of a Buy-In for the failure to timely deliver certificates hereunder and the Company timely pays in full such payment, the Company shall not be required to pay such Holder liquidated damages under Section 4(d)(iv) in respect of the certificates resulting in such Buy-In.

vi.  Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Debentures and payment of interest on the Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the outstanding principal amount of the Debentures and payment of interest hereunder.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Registration Statement.

vii.  Fractional Shares. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time.  If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

viii.  Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of the Debentures shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debentures so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(e)           Forced Conversion. Notwithstanding anything herein to the contrary, if after the Effective Date (i) a Registration Statement is effective and available for use by the Holders on the date the conversion notice is given by the Company and (ii) the Closing Price of the Company’s Common Stock for any 20 consecutive Trading Days (such period commencing only after the Effective Price, such period the “Threshold Period”)) exceeds $1.00 (adjusted for any stock splits or similar capital adjustments occurring after the Original Issue Date) AND the average daily trading volume for such Threshold Period equals or exceeds 125,000 shares of Common Stock, the Company may, within 2 Trading Days of the end of any such period, deliver a notice to the Holder (a “Forced Conversion Notice” and the date such notice is received by the Holder, the “Forced Conversion Notice Date”) to cause the Holder to convert all or part of the then outstanding principal amount of Debentures pursuant to Section 4(a) within 20 days of the Forced Conversion Notice Date. The Company may only effect a Forced Conversion Notice if all of the Equity Conditions are met during the applicable Threshold Period and through the date of the applicable Forced Conversion.  Any Forced Conversion shall be applied ratably to all Holders based on their initial purchases of Debentures pursuant to the Purchase Agreement.

Section 5.   Certain Adjustments.

a)  Stock Dividends and Stock Splits.  If the Company, at any time while the Debentures are outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Debenture, including as interest thereon), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be adjusted by multiplying the then current Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)  Subsequent Equity Sales.  If the Company or any Subsidiary thereof, as applicable, at any time while this Debenture is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to the Base Conversion Price.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  Notwithstanding the foregoing, no adjustment will be made under this Section 5(b) in respect of an Excepted Issuance.  The Company shall notify the Holder in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 5(b), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

c)  Pro Rata Distributions. If the Company, at any time while Debentures are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be determined by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith.  In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

d)  Fundamental Transaction. If, at any time while this Debenture is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new debenture consistent with the foregoing provisions and evidencing the Holder’s right to convert such debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (d) and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

e)  Calculations.  All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  The number of shares of Common Stock outstanding at any given time shall not includes shares of Common Stock owned or held by or for the account of the Company, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock.  For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

f)  Notice to Holders.

i.  Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any of this Section 5, the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.  Notice to Allow Conversion by Holder.  If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Debentures, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the  stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  Holders are entitled to convert Debentures during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

iii.  Exempt Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 5 in respect of an Excepted Issuances.

Section 6.  Monthly Redemption

a)  Monthly Redemption.  On each Monthly Redemption Date, the Company shall redeem the Monthly Redemption Amount plus the sum of all liquidated damages and any other amounts then owing to such Holder in respect of this Debenture (the “Monthly Redemption”).  The Monthly Redemption Amount due on each Monthly Redemption Date shall be paid in cash.  Additionally, as to any Monthly Redemption and upon prior written irrevocable notice, which notice shall be delivered no later than 2 calendar days immediately prior to the applicable Monthly Conversion Period (such notice, the “Monthly Redemption Notice”, the date of the Monthly Redemption Notice, the “Monthly Redemption Notice Date” and such period, the “Monthly Redemption Notice Period”), in lieu of a cash redemption payment the Company may elect to pay all or part of a Monthly Redemption Amount in Conversion Shares (such dollar amount to be paid on a Monthly Redemption Date in Conversion Shares, the “Monthly Redemption Share Amount”) based on a conversion price equal to a 25% discount to the VWAP of the Common Stock for the ten (10) trading days immediately preceding (but not including) the applicable Monthly Redemption Date (the price calculated during the 10 Trading Day period immediately prior to the Monthly Redemption Date, the “Monthly Conversion Price” and such 5 day period, the “Monthly Conversion Period”); provided, however, that the Company may not pay the Monthly Redemption Amount in Conversion Shares unless the Equity Conditions are satisfied.  The Holder may convert, pursuant to Section 4(a), any principal amount of this Debenture subject to a Monthly Redemption at any time prior to the date that the Monthly Redemption Amount and all amounts owing thereon are due and paid in full.  Unless otherwise indicated by the Holder in the applicable Notice of Conversion, any principal amount of this Debenture converted during the applicable Monthly Redemption Notice Period until the date the Monthly Redemption Amount is paid in full shall be first applied to the principal amount subject to the Monthly Redemption Amount payable in cash and then to the Monthly Redemption Share Amount.  The Company’s determination to pay a Monthly Redemption in cash, shares of Common Stock or a combination thereof shall be applied ratably to all of the holders of the Debentures based on their (or their predecessor’s) initial purchases of Debentures pursuant to the Subscription Agreement.  Notwithstanding the foregoing, the Company’s right to prepay the Debentures in shares of Common Stock on each prepayment date is subject to the condition that the Registration Statement must be effective on such Mandatory Prepayment Date and available for use by the Investors.

b)  Redemption Procedure.  The payment of cash and/or issuance of Common Stock, as the case may be, pursuant to a Monthly Redemption shall be made on the Monthly Redemption Date.  If any portion of the cash payment for a Monthly Redemption shall not be paid by the Company by the respective due date, interest shall accrue thereon at the rate of 16% per annum (or the maximum rate permitted by applicable law, whichever is less) until the payment of the Quarterly Redemption Amount, plus all amounts owing thereon is paid in full.  Alternatively, if any portion of the Monthly Redemption Amount remains unpaid after such date, the Holders subject to such redemption may elect, by written notice to the Company given at any time thereafter, to invalidate abinitio such redemption, notwithstanding anything herein contained to the contrary.

Section 7. Negative Covenants.

(a)           So long as any portion of this Debenture is outstanding, the Company will not and will not permit any of its Subsidiaries to directly or indirectly:

(i)    pay dividends or other distributions on the Company’s equity securities;

(ii)  amend its certificate of incorporation, bylaws or to her charter documents so as to adversely affect any rights of the Holder;

(iii)  repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or other equity securities other than as to the Conversion Shares to the extent permitted or required under the Transaction Documents or as otherwise permitted by the Transaction Documents; or

(iv)  enter into any agreement with respect to any of the foregoing.

(b)           So long as at least an aggregate of $500,000 of the Debentures remain unconverted, without the prior written consent of the Subscriber:

(i)        The Company shall not and shall cause each Subsidiary not to create, incur, guarantee, issue, assume or in any manner become liable in respect of any Indebtedness, other than Permitted Indebtedness.

(ii)        The Company shall not and shall cause each Subsidiary not to create, incur, assume or suffer to exist any Liens upon any of its property, whether now owned or hereafter acquired other than (i) Liens created pursuant to the Security Agreement and (ii) Permitted Liens.  The Company shall not, and shall cause each Subsidiary not to, be bound by any agreement which limits the ability of the Company or any Subsidiary to grant Liens.

(iii)        The Company shall not and shall cause each Subsidiary not to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service (other than service as an employee)) with, or for the benefit of, any of its Affiliates other than a wholly owned Subsidiary, except for consulting arrangements with directors approved by the Board and except for transactions made on an arm’s-length basis that are expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval).

(iv)        The Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, declare or pay any dividends on account of any shares of any class or series of its capital stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or pay any interest, premium if any, or principal of any Indebtedness or redeem, retire, defease, repurchase or otherwise acquire any Indebtedness (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other payment in respect thereof or agree to do any of the foregoing (each of the foregoing is herein called a “Restricted Payment”); provided, that (i) the Company may make payments of interest, premium if any, and principal of the Notes in accordance with the terms hereof, (ii), the Company and its Subsidiaries may make regularly scheduled payments of interest and principal of any Permitted Indebtedness, provided that no Event of Default or event which, with the giving of notice, the lapse of time or both would constitute an Event of Default has occurred and is continuing (iii) any Subsidiary directly or indirectly wholly owned by the Company may pay dividends on its capital stock and (iv) the Company may repurchase capital stock from a former employee in connection with the termination or other departure of such employee, strictly in accordance with the terms of any agreement entered into with such employee, provided that (A) such repurchase is approved by a majority of the Board, (B) payments permitted under this clause (iv) shall not exceed Five Hundred Thousand United States Dollars ($500,000) in the aggregate, and (C) no such payment may be made if an Event of Default or an event which, with the giving of notice, the lapse of time or both would constitute an Event of Default has occurred and is continuing or would result from such payment.

 (v)        The Company shall not and shall cause each Subsidiary not to make or own any Investment in any Person, including without limitation any joint venture, other than (A) Permitted Investments, (B) operating deposit accounts with banks, (C) Hedging Agreements entered into in the ordinary course of the Company’s financial planning and not for speculative purposes, (D) investments in connection with any strategic alliance, acquisition or joint venture arrangement approved by the Company’s Board of Directors and (E) investments by the Company in the capital stock of any wholly owned Subsidiary.

 (vi)        The Company shall not and shall cause each Subsidiary not to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Company or any Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Company or any Subsidiary to any Person in connection with such lease."

                “Hedging Agreement” means any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.

                “Indebtedness” means any liability or obligation (i) for borrowed money, other than trade payables incurred in the ordinary course of business, (ii) evidenced by bonds, debentures, notes, or other similar instruments, (iii) in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), except letters of credit or other similar instruments issued to secure payment of trade payables or obligations in respect of workers’ compensation, unemployment insurance and other social security laws or regulation, all arising in the ordinary course of business consistent with past practices, (iv) to pay the deferred purchase price of property or services, except trade payables arising in the ordinary course of business consistent with past practices, (v) as lessee under capitalized leases, (vi) secured by a Lien on any asset of the Company or a Subsidiary, whether or not such obligation is assumed by the Company or such Subsidiary.

                “Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

                “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any of the foregoing).

                “Permitted Indebtedness” means:

(a)        Unsecured Indebtedness existing on the Closing Date and refinancings, renewals and extensions of any such Indebtedness if (i) the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended (ii) the principal amount thereof or interest payable thereon is not increased, and (iii) the terms thereof are not less favorable to the Company or the Subsidiary incurring such Indebtedness than the Indebtedness being refinanced, renewed or extended;

(b)        Guaranties by any Subsidiary of any “Permitted Indebtedness” of the Company or another Subsidiary;

(c)        Indebtedness representing the deferred purchase price of property and capital lease obligations which collectively does not exceed $1,000,000 in aggregate principal amount; and

(d)        Indebtedness of the Company to any wholly owned Subsidiary and Indebtedness of any wholly owned Subsidiary to the Company or another wholly owned Subsidiary which constitutes “Permitted Indebtedness.”

                “Permitted Investments” means:

                (a)        direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 180 days from the date of acquisition thereof;

                (b)        certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any State thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 180 days from the date of acquisition thereof;

                (c)        commercial paper rated A�1 or better or P�1 by Standard & Poor’s Ratings Services or Moody’s Investors Services, Inc., respectively, maturing not more than 180 days from the date of acquisition thereof; in each case so long as the same (x) provide for the payment of principal and interest (and not principal alone or interest alone) and (y) are not subject to any contingency regarding the payment of principal or interest.

                “Permitted Liens” means:

(a)        Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established on the Company’s books and records in accordance with U.S. generally accepted accounting principles, consistently applied;

(b)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that (x) individually or in the aggregate do not materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries (y) are not overdue by more than 30 days or (z) that are being contested in good faith and by appropriate proceedings;

(c)        pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)        deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien;

(e)        easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any of its Subsidiaries; and

(f)        Liens granted to secure the obligations of the Company or any Subsidiary under any Indebtedness permitted under clause (c) of the definition of “Permitted Indebtedness” provided the Lien is limited to the property acquired or so financed (and any accessions thereto and proceeds thereof).

                “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

                “Security Documents” means the collective reference to the Security Agreement and each other agreement or writing pursuant to which the Company purports to pledge or grant a security interest in any property or assets securing the Company’s obligations or any such Person purports to guaranty the payment and/or performance of the Company’s obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

Section 8.  Events of Default.

a)  “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.  any default in the payment of (A) the principal of amount of any Debenture, or (B) interest (including Late Fees) on, or liquidated damages in respect of, any Debenture, in each case free of any claim of subordination, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured, within 3 Trading Days following receipt of written notice thereof by the Company;

ii.  the Company shall fail to observe or perform any other covenant or agreement contained in this Debenture or any of the other Transaction Documents not addressed elsewhere in this Section 8(a) which failure is not cured, if possible to cure, within the earlier to occur of (A) 10 Trading Days after notice of such default sent by the Holder or by any other Holder and (B) 20 Trading Days after the Company shall become or should have become aware of such failure;

iii.  a default or event of default (subject to any grace or cure period provided for in the applicable agreement, document or instrument) not addressed elsewhere in this Section 8(a), shall occur under any of the Transaction Documents other than the Debentures

iv.  any material representation or warranty made herein, in any other Transaction Document, in any written statement pursuant hereto or thereto, or in any other report, financial statement or certificate made or delivered to the Holder or any other holder of Debentures shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v.  (i) the Company or any of its Subsidiaries shall commence, or there shall be commenced against the Company or any such Subsidiary, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Subsidiary thereof or (ii) there is commenced against the Company or any Subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or (iii) the Company or any Subsidiary thereof is adjudicated by a court of competent jurisdiction insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (iv) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or (v) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors; or (vi) the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (vii) the Company or any Subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (viii) the Company or any Subsidiary thereof shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (ix) any corporate or other action is taken by the Company or any Subsidiary thereof for the purpose of effecting any of the foregoing;

vi.  the Company or any Subsidiary shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $200,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii.  the Common Stock shall not be eligible for quotation on or quoted for trading on a Trading Market and shall not again be eligible for and quoted or listed for trading thereon within five Trading Days;

viii.  the Company shall be a party to any Change of Control Transaction or Fundamental Transaction, shall agree to sell or dispose of all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction) or shall redeem or repurchase more than a de minimis number of its outstanding shares of Common Stock or other equity securities of the Company (other than redemptions of Conversion Shares and repurchases of shares of Common Stock or other equity securities of departing officers and directors of the Company; provided such repurchases shall not exceed $100,000, in the aggregate, for all officers and directors during the term of this Debenture) and the Company has entered into such transaction without the consent of the Holders holding a majority of outstanding Debentures;

ix.  any Liens created by the Security Documents shall at any time not constitute a valid and perfected first priority Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Holders, free and clear of all other Liens (other than Permitted Liens), or any of the security interests granted pursuant to the Security Documents shall be determined to be void, voidable, invalid or unperfected, are subordinated or are ineffective to provide the Holder with a perfected, first priority security interest in the collateral covered by the Security Documents, free and clear of all other Liens (other than Permitted Liens) or, except for expiration or termination in accordance with their terms, the Security Agreement shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof or any other Transaction Documents shall be contested by the Company

b)  Remedies Upon Event of Default. If any Event of Default occurs, the full principal amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash.  If an Event of Default described in section 8(a)(v) occurs then the full principal amount of the Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration, shall automatically become due and payable in cash.   The aggregate amount payable upon an Event of Default shall be equal to the Mandatory Prepayment Amount.  Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at the rate of 16% per annum, or such lower maximum amount of interest permitted to be charged under applicable law.  All Debentures for which the full Mandatory Prepayment Amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company.  The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Debenture holder until such time, if any, as the full payment under this Section shall have been received by it.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9.    Optional Redemption Right.  Commencing from the Closing Date and notwithstanding anything to the contrary contained in this Debenture, so long as the Equity Conditions are met, the Company shall have the right, exercisable on not less than ten (10) Trading Days prior written notice to the Holder of the Debentures, to prepay in part or in full the Debenture in accordance with this Section 9.  Any notice of prepayment hereunder (an “Optional Prepayment”) shall be delivered to the Holders of the Debentures and shall state (1) that the Company is exercising its right to prepay the Debentures issued on the Original Issue Date and (2) the date of prepayment (the “Optional Prepayment Notice”).  On the date fixed for prepayment (the “Optional Prepayment Date”), the Company shall make payment of the Optional Prepayment Amount to the Holder an amount in cash equal to 110% multiplied by the sum of the then outstanding Principal Amount of this Debenture plus any amounts owed to the Holder (“Optional Prepayment Amounts”).  Notwithstanding notice of an Optional Prepayment, the Holder shall at all times prior to the Optional Prepayment Date maintain the right to convert all or any portion of the Debenture and any portion of Debenture so converted so converted after receipt of an Optional Prepayment Notice and prior to the Optional Prepayment Date set forth in such notice and payment of the aggregate Optional Prepayment Amount shall be deducted from the Principal Amount of Debenture which are otherwise subject to prepayment pursuant to such notice.  If the Company delivers an Optional Prepayment Notice and fails to pay the Optional Prepayment Amount due to the Holder of the Debenture on the Optional Prepayment Date, then the Company shall forfeit its right to prepay the Debenture pursuant to such Optional Prepayment Notice and shall thereafter forfeit their right to Optional Prepayment.

Section 10.   Security Interest.  The obligations of the Company under this Debenture and the other Debentures are secured by the grant of a security interest in all of the assets of the Company pursuant to the terms of a certain Security Agreement of even date herewith (the “Security Agreement”), by the Company in favor of Axiom Capital Management, Inc., as collateral agent (the “Agent”) of the Holders.

Section 11.   Miscellaneous.

a)  Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number  ______________, Attn: Norman Proulx or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)  Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Debenture is a direct debt obligation of the Company.  This Debenture ranks paripassu with all other Debentures now or hereafter issued under the terms set forth herein.

c)  Lost or Mutilated Debenture.  If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

d)  Intentionally Left Blank.

e)  Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

f)  Waiver.  Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture.  Any waiver must be in writing.

g)  Severability.  If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

h)  Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i)  Headings.  The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

*********************

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

HEALTHCARE PROVIDERS DIRECT, INC.

By:	/s/
Name: Title:

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the 9% Senior Secured Convertible Debenture of Healthcare Providers Direct, Inc., a Nevada corporation (the “Company”), due on ______ ___, 2010, into shares of common stock, no par value (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below.  If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts determined in accordance with Section 13(d) of the Exchange Act, specified under Section 4 of this Debenture.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:
Date to Effect Conversion:

Principal Amount of Debentures to be Converted:

Payment of Interest in Common Stock __ yes  __ no

If yes, $_____ of Interest Accrued on Account of Conversion at Issue.

Number of shares of Common Stock to be issued:

Signature:

Name:

Address:

Schedule 1

CONVERSION SCHEDULE

The 8% Convertible Debentures due on ________ ___, 2010, in the aggregate principal amount of $____________ issued by Healthcare Providers Direct, Inc., a Nevada corporation.  This Conversion Schedule reflects conversions made under Section 4 of the above referenced Debenture.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest